The Vanguard Group, Inc.

100 Vanguard Boulevard

Malvern, Pennsylvania 19355

February 5, 2010

Board of Trustees

Vanguard Total Bond Market Index Fund

Vanguard Bond Index Funds

100 Vanguard Boulevard

Malvern, Pennsylvania 19355

Board of Trustees

Vanguard Institutional Total Bond Market Index Fund

Vanguard Institutional Index Funds

100 Vanguard Boulevard

Malvern, Pennsylvania 19355

Dear Ladies and Gentlemen:

You have requested our opinion regarding certain federal income tax consequences to the Vanguard Institutional Total Bond Market Index Fund (the "Acquired Fund"), a separate series of Vanguard Institutional Index Funds, a Delaware statutory trust (the " Acquired Fund Trust"), to the holders of the shares of beneficial interest (the" Acquired Fund Shares") of Acquired Fund (the "Acquired Fund Shareholders"), and to the Vanguard Total Bond Market Index Fund (the "Acquiring Fund"), a separate series of Vanguard Bond Index Funds, a Delaware statutory trust (the "Acquiring Fund Trust") in connection with the proposed transfer of substantially all of the properties of Acquired Fund to Acquiring Fund in exchange solely for voting shares of beneficial interest of Acquiring Fund ("Acquiring Fund Shares") and the assumption of all liabilities of Acquired Fund by Acquiring Fund, followed by the distribution of such Acquiring Fund Shares received by Aquired Fund in complete liquidation and termination of Acquired Fund (the "Reorganization"), all pursuant to the Agreement and Plan of Reorganization (the "Plan") dated as of October 12, 2009, executed by the Acquired Fund Trust on behalf of the Acquired Fund and the Acquiring Fund Trust on behalf of the Acquiring Fund.

For purposes of this opinion, we have examined and relied upon (1) the Plan, (2) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Acquiring Fund Trust on behalf of Acquiring Fund, (3) the facts and representations contained in the letter dated on or about the date hereof addressed to us from the Acquired Fund Trust on behalf of Acquired Fund, and (4) such other documents and instruments as we have deemed necessary or appropriate for purposes of rendering this opinion.

This opinion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury regulations, judicial decisions, and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect on the date hereof. This opinion is conditioned upon the Reorganization taking place in the manner described in the Plan referred to above.

Based upon the foregoing, it is our opinion that:

1.    The acquisition by Acquiring Fund of substantially all of the properties of Acquired Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund by Acquiring Fund followed by the distribution of Acquiring Fund Shares to the Acquired Fund Shareholders in exchange for their Acquired Fund shares in complete liquidation and termination of Acquired Fund will constitute a tax-free reorganization under Section 368(a) of the Code.

2.    Acquired Fund will not recognize gain or loss upon the transfer of substantially all of its assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and the assumption of all liabilities of Acquired Fund except that Acquired Fund may be required to recognize gain or loss with respect to contracts described in Section 1256(b) of the Code.

3.     Acquired Fund will not recognize gain or loss upon the distribution to its shareholders of the Acquiring Fund Shares received by Acquired Fund in the Reorganization.

4.     Acquiring Fund will recognize no gain or loss upon receiving the properties of Acquired Fund in exchange solely for Acquiring Fund Shares.

5.     The adjusted basis to Acquiring Fund of the properties of Acquired Fund received by Acquiring Fund in the Reorganization will be the same as the adjusted basis of those properties in the hands of Acquired Fund immediately before the exchange.

6.     Acquiring Fund's holding periods with respect to the properties of Acquired Fund that Acquiring Fund acquires in the transaction will include the respective periods for which those properties were held by Acquired Fund (except where investment activities of Acquiring Fund have the effect of reducing or eliminating a holding period with respect to an asset).

7.    The Acquired Fund Shareholders will recognize no gain or loss upon receiving Acquiring Fund Shares solely in exchange for Acquired Fund Shares.

8.    The basis of the Acquiring Fund Shares received by an Acquired Fund Shareholder in the transaction will be the same as the basis of Acquired Fund Shares surrendered by the Acquired Fund Shareholder in exchange therefore.

9.     An Acquired Fund Shareholder's holding period for the Acquiring Fund Shares received by the Acquired Fund Shareholder in the transaction will include the holding period during which the Acquired Fund Shareholder held Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shareholder held such shares as a capital asset on the date of Reorganization.

10. Pursuant to Section 381(a) of the Code and Section 1.381(a)-1 of the United States Treasury regulations, Acquiring Fund will succeed to and take into account the items of Acquired Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the United States Treasury regulations promulgated thereunder.

We express no opinion as to the federal income tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except those consummated in accordance with the Plan.

Very truly yours,

The Vanguard Group, Inc.

100 Vanguard Boulevard

Malvern, Pennsylvania 19355

By:    _______________

            Ari Gabinet

Title: Principal

***************************************************************************************************************

IRS Circular 230 disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any U.S. federal tax advice contained in this opinion is not Intended or written to be used, and cannot be used, for the purpose of (a) avoiding penalties under the Internal Revenue Code or (b) promoting, marketing or recommending to another party any transaction or matter addressed herein.

***************************************************************************************************************